Exhibit 99.1

NGL ENERGY PARTNERS LP

AND OSTERMAN PROPANE ANNOUNCE CONTRIBUTION OF

ASSETS FOR CASH AND COMMON UNITS

Tulsa, Oklahoma — August 15, 2011 —  (BUSINESS WIRE) - NGL Energy Partners LP (NYSE:NGL) announced today that E. Osterman Propane, Inc. and its affiliated companies (Osterman) have signed an agreement whereby Osterman will contribute all assets comprising its propane operations to the Partnership.  The consideration for the Osterman propane assets will consist of a combination of cash and common units of the Partnership as well as a working capital payment for certain specified working capital items.

“NGL is pleased to have the opportunity to partner with Osterman to expand our retail propane business into the Northeast, adding more geographic balance to our asset base,” said H. Michael Krimbill, the Chief Executive Officer of the Partnership. “The Osterman family has demonstrated confidence in NGL by accepting our common units as a significant portion of the consideration they will receive and we believe the transaction will be immediately accretive to our unitholders.  Vincent J. Osterman will join the NGL senior management team and have responsibility for all east coast retail propane operations.  In addition, Mr. Osterman is expected to join the board of directors of our general partner.”

The cash portion of the consideration will be financed through borrowings under the Partnership’s revolving credit facility.  The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions and is expected to close in early October 2011.

The Osterman propane assets primarily consist of retail propane operations in Massachusetts, Connecticut, Maine, New Hampshire, New York, Rhode Island and Vermont.  Osterman owns or leases 20 customer service and satellite distribution locations, with aggregate above-ground propane storage capacity of 1.7 million gallons.  For twelve months ended May 31, 2011, Osterman sold more than 40 million gallons of propane to approximately 80,000 residential, commercial, industrial and agricultural customers.  The addition of the Osterman propane assets will expand the Partnership’s retail propane operations and will further reduce the impact of weather patterns in any one region of the U.S. on the Partnership’s operations.  Based on industry statistics from LPGas magazine, the Partnership will be one of the top ten retail propane marketers in the United States after the closing of the transaction.

A conference call to discuss the Osterman transaction is scheduled for 2:00 p.m. Central Time on August 16, 2011.  Analysts, investors and other interested parties may access the conference call by dialing (866) 277-1184 and providing access code 37910096.  An audio replay of the conference call will be available for 7 days beginning at 5:00 p.m. Central Time on August 16, 2011 and can be accessed by dialing (888) 286-8010 and providing access code 10133975.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership formed in September 2010 through the merger of Hicksgas and NGL Supply.  The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane.  The Partnership completed its initial public offering in May 2011.  For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction, estimated closing date, impact of the transaction with respect to weather patterns and the appointment of Vincent J. Osterman to the board of directors of our general partner.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

Contact:

Craig S. Jones

Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com